Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

QCR Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	Fixed-to-Floating Rate Subordinated Notes due 2032	Rule 457(f)	$45,000,000	100%	$45,000,000	0.00011020	$4,959.00
Total Offering Amounts							$4,959.00
Total Fee Offsets							$0.00
Net Fee Due							$4,959.00

(1)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee.